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                                                                    EXHIBIT 4.11


                           AMERUS LIFE HOLDINGS, INC.
                          EXECUTIVE STOCK PURCHASE PLAN

1. Purpose. The name of this plan is the AmerUs Life Holdings, Inc. Executive Stock Purchase Plan (the "Plan"). The purpose of this Plan is to facilitate the purchase, by certain members of the management of AmerUs Life Holdings, Inc. ("AMH") and its subsidiaries (collectively, the "Company"), of AMH's Class A Common Stock ("AMH Stock") and its 7.00% Adjustable Conversion-Rate Equity Security Units ("ACES") (collectively, the "AMH Securities"). The purchases facilitated by this Plan are intended to achieve the following specific purposes:

    a. increasing the ownership of AMH Securities among key employees of the Company;

    b. more closely aligning key employees' financial rewards with the financial rewards realized by all other holders of AMH Securities; and

    c.  increasing key employees' motivation to manage the Company as owners.

2. Eligibility. To be eligible to participate in this Plan, employees of the Company must be designated as "Eligible Employees" by AMH, and said designations shall be in AMH's sole discretion.

3. Participation. To become a Plan participant (a "Participant"), an Eligible Employee shall satisfy the following requirements:

    a. submit a completed, signed, irrevocable and binding agreement to participate in this Plan, in which agreement the Participant irrevocably commits to purchase the dollar amount of AMH Securities elected by such Participant therein (an "Election");

    b. complete and sign all necessary agreements and other documents relating to the loan described in Section 8 hereof and the purchase of AMH Securities, including without limitation account applications and letters of direction;

    c.  execute and deliver a reimbursement agreement to AMH; and

    d. satisfy all other terms and conditions of participation specified in this Plan or otherwise required by AMH.

    The  agreements  and other  documents  specified in subsection  3(a), (b),
    (c) and (d) hereof shall be in such forms and shall be submitted at such times and to such Eligible Employees as specified by AMH. No Eligible Employee shall be required to participate in this Plan.

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         Under this Plan, no Participant shall be permitted to purchase any combination of AMH Stock and ACES which, considering that the ACES will eventually be exchanged for AMH Stock, would entitle such Participant to obtain under this Plan the equivalent of more than one percent (1.0%) of the AMH Stock outstanding at the time this Plan is adopted (assuming that upon settlement of the ACES each holder thereof would receive one share of AMH Stock for each ACES unit held). This Plan, together with all other stock option plans, purchase plans or other arrangements of AMH, pursuant to which officers or directors of AMH or its subsidiaries may acquire AMH Securities (other than any such plans or arrangements for which shareholder approval has already been received or for which shareholder approval is not required under the rules of the New York Stock Exchange in effect at the time this Plan is adopted), does not authorize the issuance of any combination of AMH Stock and ACES which, considering that the ACES will eventually be exchanged for AMH Stock, would be the equivalent of more than five percent (5.0%) of the AMH Stock outstanding at the time this Plan is adopted (assuming that upon settlement of the ACES each holder thereof would receive one share of AMH Stock for each ACES unit held).

         No Eligible Employee (whether or not participating in this Plan) may transfer or assign his or her rights to participate in this Plan.

4. Responsibilities of AMH under this Plan. AMH shall have the following responsibilities under this Plan:

               a. Adoption, alteration, waiver and/or repeal of such administrative rules, guidelines, practices and provisions of or governing this Plan as AMH shall, from time to time, deem advisable; interpretation of the terms and provisions of this Plan (and any agreements relating hereto); and supervision of the administration of this Plan.

              b. Selection of Eligible Employees and the terms of their participation;

              c. Designation of minimum and maximum purchases of AMH Securities permitted under this Plan for each Participant, by dollar amount of AMH Securities;

              d. Selection of the Program Broker (as defined in Section 5 hereof), any Alternative Broker (as defined in Section 6 hereof) and the Agent (as defined in
                   Section 6 hereof);

              e. Designation of the date on which the variable rate draw loans described in the facility and guaranty agreement (the "Facility and Guaranty Agreement") by and between AMH and the Bank (as defined in Section 8 hereof) convert to term loans (the "Conversion Date");

              f. Determination of the date on which the purchase of AMH Securities under this Plan shall terminate (the Subscription Date"), which shall be the















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                   earlier of (i) the date on which all AMH Securities which
                   Participants have elected to purchase under this Plan have been purchased; (ii) the date as of which AMH directs the Program Broker (as defined in Section 5 hereof) to cease purchasing AMH Securities on behalf of Participants under this Plan (which AMH may do, even if as a consequence thereof a Participant will purchase a dollar amount of AMH Securities which is lower than the dollar amount which he or she committed to purchase in his or her Election); and (iii) September 30, 1999;

              g. Pro rata reduction of the dollar amount of AMH Securities which a Participant may purchase under this Plan (from the dollar amount such Participant committed to purchase in his or her Election) due to oversubscription; and

              f. Negotiation of the terms and conditions of the Facility and Guaranty Agreement, including a determination of the dollar amount of loans that AMH will guarantee.

5. Purchase of AMH Securities through the Program Broker. Each Participant shall purchase the dollar amount of AMH Securities which such Participant has irrevocably committed to purchase in his or her Election; provided, however, that each Participant may purchase less than the amount of AMH Securities such Participant has irrevocably committed to purchase in his or her Election in the event that (i) AMH directs the Program Broker (as hereinafter defined) to cease purchasing AMH Securities under this Plan; or (ii) AMH reduces the dollar amount of AMH Securities which such Participant may purchase under this Plan from the dollar amount such Participant irrevocably committed to purchase in his or her Election (in which case such Participant shall purchase such reduced dollar amount of AMH Securities). Subject to
         Section 9 hereof, upon his or her election to participate in this Plan, each Participant shall sign an irrevocable letter of direction that shall direct the designated broker (the "Program Broker") to purchase AMH Securities for such Participant. Such letter of direction (the "Broker Letter of Direction") shall also authorize the Program Broker to request that the Bank (as defined in Section 8 hereof) make Fundings (as defined in Section 8 hereof) from time to time as needed to make certain purchases of AMH Securities.

         Pursuant to the Broker Letter of Direction, the Program Broker shall from time to time make purchases of AMH Securities on behalf of Participants (such AMH Securities hereinafter sometimes referred to as "Purchased Securities"). Purchases shall be made during the period beginning on the date of the first Funding (as defined in Section 8 hereof) and ending on the Subscription Date (the "Accumulation Period"). No AMH Securities shall be purchased under this Plan after the Subscription Date.

         The Program Broker shall purchase a combination of AMH Stock and ACES; provided, however, that as of the Subscription Date, no more than fifty percent (50%) of the total of (i) AMH Securities purchased by the Program Broker on behalf of Participants under this






















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         Plan and (ii) AMH Securities purchased by Alternative Brokers (as defined in Section 6 hereof), respectively, shall, in the aggregate, consist of ACES.

         AMH shall designate a maximum weighted average price per share for the purchase of AMH Stock and a maximum weighted average per unit price for the purchase of ACES for the Participants under this Plan. Such prices shall include commissions paid to the Program Broker. Such maximum prices shall be specified to the Program Broker in each Participant's Broker Letter of Direction.

6. Purchase of AMH Securities through an Alternative Broker. Notwithstanding anything contained in this Plan to the contrary, AMH may from time to time designate additional broker or brokers (each an "Alternative Broker") to purchase AMH Securities on behalf of Participants under this Plan in addition to or in lieu of the Program Broker. Any AMH Securities purchased by an Alternative Broker shall be considered "Purchased Securities" for purposes of this Plan. Subject to
         Section 9 hereof, upon his or her election to participate in this Plan or thereafter, each Participant shall sign a power of attorney (the "Power of Attorney") which shall direct an agent designated by AMH (the "Agent") to direct an Alternative Broker to purchase AMH Securities on behalf of such Participant, and each Participant shall sign such additional letters of direction to Alternative Brokers as may from time to time be directed by AMH. Purchases of AMH Securities by Alternative Brokers shall be made only during the Accumulation Period.

7. Payment of Purchase Price. The purchase price for each share or unit of AMH Securities under Section 5 or Section 6 hereof shall be the weighted average price per share of AMH Stock or unit of ACES, as the case may be, paid by the Program Broker or an Alternative Broker on the day such AMH Stock or ACES are purchased; provided, however, that as of the Subscription Date, in no event shall the weighted average price of all AMH Stock purchased under this Plan in the aggregate exceed the maximum purchase price designated by AMH nor shall the weighted average price of all ACES purchased under this Plan in the aggregate exceed the maximum purchase price designated by AMH. Pursuant to Section 5 hereof, the Program Broker shall purchase AMH Securities for Participants using the loan proceeds contained in Participants' brokerage accounts. Pursuant to Section 6 hereof, an Alternative Broker shall purchase AMH Securities for Participants using loan proceeds received by such Alternative Broker directly from the Bank (as defined in Section 8 hereof).

8. Participant Loans. Pursuant to the Facility and Guaranty Agreement, each Participant shall obtain an unsecured loan from a bank or banks (individually and collectively, the "Bank") to fund the purchase of AMH Securities under this Plan. A loan made to fund the purchase of Purchased Securities shall originate as a variable rate draw loan. The maximum principal amount of a Participant's variable rate draw loan shall be equal to the dollar amount of AMH Securities that such Participant has irrevocably committed to purchase under this Plan. The loans of the Participants shall be converted to term loans on the Conversion Date. Such loans shall bear a fixed interest rate determined by AMH and the Bank in accordance with the Facility and Guaranty Agreement; provided, however, that if AMH and the Bank cannot agree on a fixed interest rate, the term loans











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         shall bear interest after the Conversion Date at the floating Corporate
         Base Rate (as that term is defined in the Facility and Guaranty Agreement).

         Subject to Section 9 hereof, upon his or her election to participate in this Plan, each Participant shall sign an irrevocable letter of direction that shall direct loan proceeds from his or her variable rate draw loan to be paid directly to such Participant's brokerage account or directly to an Alternative Broker (the "Bank Letter of Direction"). Such proceeds shall be used by the Program Broker or an Alternative Broker, as the case may be, to pay for Purchased Securities from time to time. Upon the request of the Program Broker or an Alternative Broker, the Bank shall make periodic fundings of Participants' loan proceeds into each such Participant's brokerage account or directly to the Alternative Broker (each a "Funding") whenever funds are needed for AMH Securities purchases. In no event shall the Bank be requested to make more than eight (8) Fundings.

         Each Participant shall be responsible for satisfying all of the lending requirements specified by the Bank to qualify for his or her loan. Each Participant shall be fully obligated to repay to the Bank all principal, interest and any early payment fees on his or her loan when due and payable.

9. Options. Notwithstanding anything in this Plan to the contrary, Participants may elect to exercise stock options issued to them pursuant to the AmVestors Financial Corporation 1989 Nonqualified Stock Option Plan (which was enacted prior to the acquisition of AmVestors Financial Corporation by AMH) to purchase AMH Stock under this Plan, so long as such Participant is entitled to exercise such stock options on the Conversion Date (such Participants being sometimes hereinafter referred to as "Option Participants" and any such AMH Stock purchased by Option Participants with such stock options being referred to hereinafter as "Option Securities"). In such event, the shares of Option Securities purchased by Option Participants shall be drawn from treasury shares, and the purchase shall be made on the Conversion Date. The purchase price for such Option Securities shall be the option price set forth in such stock options.

         Each Option Participant shall, upon his or her election to participate in this Plan, sign both a Broker Letter of Direction and a Bank Letter of Direction which shall direct loan proceeds to be paid to AMH to purchase the Option Securities which such Option Participant has irrevocably committed to purchase in his or her Election.

         The loan of any Option Participant who commits to purchase only Option Securities in his or her Election shall not be drawn upon during the Accumulation Period; the sole funding of the loans of such Option Participants shall be on the Conversion Date. The loan of any Option Participant who commits to purchase both Purchased Securities and Option Securities in his or her Election shall be drawn upon as described in Section 8 hereof with respect to the Purchased Securities and as described in this Section 9 with respect to Option Securities. The principal amount of such Option Participant's loan shall be adjusted as necessary on the Conversion Date to fund the purchase of Option Securities.




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10.      Registration of Shares. All AMH Securities acquired pursuant to this
         Plan shall initially be registered in the street name of the Program Broker or another nominee and held in the brokerage account of each Participant.

11. Stockholder Rights. Each Participant shall have all of the rights of a stockholder (with respect to the AMH Stock purchased by such Participant under this Plan) and of a holder of ACES (with respect to the ACES purchased by such Participant under this Plan), including the right to vote his or her shares of AMH Stock and the right to receive all dividends and any other distributions paid on his or her AMH Securities; provided, however, that no Participant shall have any rights with respect to any AMH Securities subject to purchase under this Plan until such securities are purchased on behalf of such Participant.

12. Sale of AMH Securities. Each Participant shall be permitted to sell all or any portion of his or her AMH Securities at any time, subject to any constraints and/or conditions imposed by the federal securities laws and any other applicable federal, state or local statute, rule or regulation. In addition, the conditions set forth in Section 14 hereof shall apply in connection with the sale of AMH Securities prior to the third anniversary of the last date on which such Participant purchases AMH Securities under this Plan.

13. Participation During Accumulation Period. During the Accumulation Period, the ability of a Participant to make additional purchases of AMH Securities under this Plan shall terminate immediately in the event that (i) the Participant sells any of his or her Purchased Securities or (ii) the Participant's employment with the Company terminates for any reason other than the disability of the Participant (as the term "disability" is defined in the All*AmerUs Group Long Term Disability Insurance Plan) or the normal retirement of the Participant (as the term "normal retirement" is defined in the All*AmerUs Savings & Retirement Plan). In the event of any such disability or normal retirement of a Participant during the Accumulation Period, such Participant shall have the right to request that AMH permit such Participant to terminate his or her participation in this Plan.

14. Gain on Sale. A Participant who sells any of his or her Purchased Securities prior to the third anniversary of the last date on which such Participant purchases AMH Securities under this Plan shall contemporaneously pay to AMH fifty percent (50%) of any taxable gain realized upon such sale after payment of applicable taxes and broker's and other such fees paid in connection with such sale; provided, however, that no gain shall be allocable to AMH pursuant to this
         Section 14 in connection with a Change of Control or in the event that the Participant's employment with the Company terminates because of (i) the Participant's death or disability (as the term "disability" is defined in the All*AmerUs Group Long Term Disability Insurance Plan); or (ii) the normal retirement (as the term "normal retirement" is defined in the All*AmerUs Savings & Retirement Plan) of the Participant. For purposes of this Plan, the term "Change of Control" shall have the meaning ascribed thereto in the Facility and Guaranty Agreement.





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15.      Loan Guaranties. AMH shall guarantee repayment to the Bank of one hundred percent (100%) of all principal, interest, early payment fees and other obligations of each Participant under such Participant's loan described in Section 8 hereof. The terms and conditions of the guaranty shall be as agreed by AMH and the Bank under the Facility and Guaranty Agreement. Each Participant shall be fully obligated to repay the Bank all principal, interest and other amounts due in connection with such Participant's loan when due and payable. AMH shall take all actions relating to the Participant and his or her assets which AMH deems reasonable and necessary to obtain full reimbursement for amounts AMH pays to the Bank under its guaranty related to the Participant's loan. AMH shall reimburse any Participant for any Early Payment Fee paid by such Participant in connection with his or her loan as a result of the occurrence and continuance of any Program Event of Default other than a Program Event of Default which results from any breach or misrepresentation by such Participant (the terms "Early Payment Fee" and "Program Event of Defaults" having the meanings ascribed thereto in the Facility and Guaranty Agreement)

16. Calculations. Notwithstanding anything contained in this Plan to the contrary, in no event shall Option Securities or the purchase prices paid for Option Securities be used in any calculations required by this Plan, including without limitation the determination of the weighted average price per share of AMH Stock and the weighted average price per unit of ACES.

17. No Right to Continued Employment. Nothing in this Plan shall confer upon an Eligible Employee (whether or not participating in this Plan) any right to continue as an employee of the Company nor interfere or affect in any way the right of the Company to terminate the employment relationship of an Eligible Employee (whether or not participating in this Plan) at any time or for any reason.

18. Expenses. AMH shall pay certain expenses incident to the operation of this Plan, including the costs of record keeping and accounting fees and legal fees incurred in connection with the administration of this Plan; provided, however, that, in addition to being responsible for the principal, interest and other amounts due in connection with his or her loan, each Participant shall be responsible for all expenses directly related to his or her purchase of AMH Securities under this Plan (e.g., broker fees and commissions).

19. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Iowa and construed in accordance therewith, without giving effect to principles of conflicts of laws.

20. Waiver and Amendment. AMH may waive, amend, alter, discontinue or terminate all or any provision of this Plan.

                                                               November 13, 1998



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